Exhibit 4.30

LIMITED LIABILITY PARTNERSHIP

CONFORMED COPY

EGGBOROUGH POWER LIMITED

AS SELLER

AND

BARCLAYS BANK PLC

AS BUYER

AND

BRITISH ENERGY POWER AND ENERGY TRADING LIMITED

ASSET OPTION AGREEMENT

32.	Payments	34

33.	Conversion to Euros	35

34.	Value Added Tax	35

35.	Invalidity or Illegality	35

36.	Post-Completion Obligations	36

37.	General	36

38.	Entire Agreement	37

39.	Assignment	38

40.	Buyer’s Offer	38

41.	Seller’s Enquiries	38

42.	Seller’s Acceptance	38

43.	Non-Acceptance of Buyer’s Offer	39

44.	Confidentiality	39

45.	Notices	40

46.	Term	41

47.	Governing Law and Jurisdiction	42

48.	Counterparts	42

THIS AGREEMENT is made on 30 September 2004

BETWEEN:

(1)	EGGBOROUGH POWER LIMITED, a company incorporated in England and Wales (registered no. 03782700), whose registered office is at Barnett Way, Barnwood, Gloucester, Gloucestershire GL4 3RS (the “Seller”);

(2)	BARCLAYS BANK PLC, a company incorporated in England and Wales (registered no. 01026167), whose registered office is at 54 Lombard Street, London EC3P 3AH as agent and security trustee for the Finance Parties (the “Buyer”); and

(3)	BRITISH ENERGY POWER AND ENERGY TRADING LIMITED (registered number SC200887) whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR (“BEPET”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Acceptance Period” means, in respect of any proposed Disposal and subject to Clause 41, the period commencing on the date a Disposal Notice is properly served on the Seller in respect of such proposed Disposal and ending at close of business in London (5 p.m.) on the date falling 10 Business Days thereafter.

“Account Bank” has the same meaning as given to it in the Credit Agreement.

“Act” means the Companies Act 1985 as modified or re-enacted from time to time.

“Actual Approved Fuel” means the amount of Approved Fuel stored at the Station on the Option Completion Date as set out in the Fuel Survey.

“Additional Capital Expenditure” means any capital expenditure incurred by the Seller, or on behalf of the Seller by a Seller’s Group Company, other than pursuant to the Capital Investment Works Schedule (as defined in the New CTA) but with the prior approval of the Agent.

“Additional Capital Expenditure Amount” means:

(a)	in respect of the Break Option, the amount or amounts (if any) agreed by the Agent and the Seller as representing the benefit to the Finance Parties as at the Break Option Completion Date of any Additional Capital Expenditure paid for by a Seller’s Group Company; and

(b)	in respect of the Enforcement Option, the amount or amounts (if any) determined by the Experts as representing the benefit to the Finance Parties as at the Enforcement Option Completion Date of any Additional Capital Expenditure paid for by a Seller’s Group Company.

****	indicates material omitted and filed separately with the Commission.

“Adjusted Break Fee” means the Break Fee less the Reduction Amount (if any).

“Agent” has the same meaning as given to it in the Credit Agreement.

“Agreement” means this agreement, together with the Schedules hereto.

“Amendment and Restatement Agreement” has the same meaning as given to it in the Credit Agreement.

“Ancillary Services” has the same meaning as given to it in the New CTA.

“Approved Fuel” has the same meaning as given to it in the New CTA.

“Approved Fuel Contracts” means any contract for the sale and purchase of fuel between BEPET and any third party, provided that:

(a)	such contract has been approved by the Agent in accordance with clause 15.17(c) of the Credit Agreement; and

(b)	prior to the Option Completion Date, BEPET has notified the Seller in writing that such contract is to be novated in accordance with Clauses 19.1.

“Approved Fuel Price” means:

(a)	in respect of the Break Option, an amount equal to the book value of the Actual Approved Fuel as recorded in the accounting records of BEPET in accordance with generally accepted accounting principles in the United Kingdom; and

(b)	in respect of the Enforcement Option, an amount equal to the then applicable market value of the Actual Approved Fuel (taking into account the cost of delivering fuel equivalent to the Actual Approved Fuel to the Station), as agreed between the Buyer and the Seller, or, if they cannot agree, as determined by the Fuel Expert.

“Asset Option Notice” means a written notice in the form set out in Schedule 1 from the Buyer to the Seller exercising the Option pursuant to Clause 4.1.2.

“BEH” means British Energy Holdings plc a company of that name with registered number SC270186 whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR.

“Break Fee” means the aggregate of:

(a)	one hundred and four million pounds sterling (£104 million); and

(b)	an amount equal to the Scheduled CTA Bond Amount (if any).

“Break Option” has the same meaning as given to it in Clause 3.1.1.

“Break Option Completion” means completion of the Break Option in accordance with Clause 16.

****	indicates material omitted and filed separately with the Commission.

“Break Option Completion Date” means 31 March 2010.

“Break Option Price” means the aggregate purchase price of the Business and the Station Assets, being the sum of:

(a)	the Additional Capital Expenditure Amount; and

(b)	the Adjusted Break Fee.

“Break Option Time” means the Option Time in respect of the Break Option.

“British Energy plc” means the company of that name with registered number SC162273 and whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR.

“Business” means the business of generation, transmission and sale of electricity and the provision of Ancillary Services as carried on by the Seller but excluding all Excluded Assets.

“Business Day” means a day other than a Saturday or Sunday or public holiday in England and Wales or Scotland.

“Cap Amount” means the sum of (i) £267,300,000 plus (ii) the EPL Swap Amount less (iii) the Equity Amount.

“Close Period” means the period starting on (and including) the date of this Agreement until the earlier of (but excluding):

(a)	an Option Completion Date; and

(b)	31 March 2010.

“Competitor” means any competitor of a Seller’s Group Company, as notified by the Seller (acting reasonably) to the Buyer within 5 Business Days of receipt of an Option Notice.

“Completion” means Break Option Completion or Enforcement Option Completion (as the case may be).

“Confidential Information” means any information relating to a Seller’s Group Company or any third party which is obtained by the Buyer, its directors, officers, employees, legal advisers, accountants, auditors and/or financial advisers, as a result of the negotiation and entering into of the Restructuring Documents whether such information is obtained before or after the date of this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 8.

“Contracts” means all the contracts, undertakings, arrangements and agreements to which the Seller is a party and which relate to the Business and are unperformed (wholly or partly) at the Option Completion Date including any Approved Fuel Contracts but not including the Excluded Contracts and “Contract” means any one of the Contracts.

****	indicates material omitted and filed separately with the Commission.

“Core Contracts” means those Contracts which were entered into in the ordinary course of the business and any other Contracts which the Buyer elects to have transferred to it pursuant to the exercise of the Enforcement Option including the Approved Fuel Contracts but excluding the Excluded Contracts and “Core Contract” means any one of the Core Contracts.

“Covenant Expert” has the same meaning as given to it in Clause 14.6.

“Covenants” has the same meaning as given to it in Clause 14.1.1.

“Credit Agreement” means the credit agreement originally dated 13 July 2000 as amended and restated on 8 September 2000, 24 October 2000, 12 December 2000, 5 February 2001 and on or about the date of this Agreement between, inter alios, the Buyer and the Seller.

“Creditor Restructuring Agreement” means the creditor restructuring agreement dated as of 30 September 2003 between, inter alios, British Energy plc and the Seller.

“CTA Bonds” means the £150 million seven (7)% fixed rate bonds issued by BEH on the Restructuring Date as represented by the CTA Global Bond Certificate.

“CTA Global Bond Certificate” means the certificate issued in respect of the CTA Bonds by BEH to the Seller on or about the Restructuring Date.

“Disposal” means an assignment and/or transfer of all (but not part only) of the Buyer’s rights under this Agreement.

“Disposal Agreement” means, in respect of any proposed Disposal, a document:

(a)	complete in all material respects, save the dating thereof;

(b)	on substantially the same terms as the Third Party Disposal Agreement relating to such proposed Disposal;

(c)	stating the Purchase Price; and

(d)	which, subject to the acceptance by the Seller in accordance with Clauses 40 to 43 of this Agreement, will constitute a legally binding agreement for the making by the Buyer and acceptance by a Seller’s Group Company, of such Disposal.

“Disposal Notice” means a notice substantially in the form of Schedule 7.

“Disposal Period” means, in respect of any proposed Disposal, the period commencing on the date the Acceptance Period ends and ending at close of business in London (5 p.m.) one calendar month thereafter.

“Dispute” has the same meaning as given to it in Clause 47.2.

****	indicates material omitted and filed separately with the Commission.

“Due Date” has the same meaning as given to it in Clause 21.1.

“Employees” means the employees employed in the Business at the Option Completion Date.

“Employment Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect.

“Enforcement Event” means the exercise by Buyer (acting in its capacity as security trustee for the Finance Parties) of any or all of its rights under a Security Document in accordance with clause 18.2(a)(i) of the Credit Agreement.

“Enforcement Fee” means, in respect of the Enforcement Option:

(a)	where the Enforcement Option is being exercised as a consequence of a Payment Default or a Station Default, the sum of £1; or

(b)	otherwise, the amount applicable to the month in which the Enforcement Option Notice was delivered, as set out in Schedule 6,

together with, in each case, an amount equal to the Scheduled CTA Bond Amount.

“Enforcement Notice Date” means the date on which the Buyer notifies the Seller that it wishes to exercise the Enforcement Option in accordance with clause 18(a)(ii) of the Credit Agreement.

“Enforcement Option” has the same meaning as given to it in Clause 3.1.2.

“Enforcement Option Cap Amount” means the sum of:

(a)	the Cap Amount;

(b)	and an amount equal to the interest that would have accrued on the Cap Amount up to (and including) the Enforcement Notice Date had the Cap Amount been outstanding from the Restructuring Date and borne interest at 4.75 per cent. per annum (calculated on the basis of a year of 365 days).

“Enforcement Option Claim Amount” means the Proceeds less the Enforcement Fee.

“Enforcement Option Completion” means completion of the Enforcement Option in accordance with Clause 17.

“Enforcement Option Completion Date” means a date falling after the Restructuring Date but no later than 31 August 2009 specified by the Buyer in the Enforcement Option Notice as being the date on which the Enforcement Option is to be completed.

****	indicates material omitted and filed separately with the Commission.

“Enforcement Option Notice” means a written notice in the form set out in Schedule 2 from the Buyer to the Seller exercising the Enforcement Option pursuant to Clause 5.1.2.

“Enforcement Option Price” means the sum of:

(a)	the Additional Capital Expenditure Amount (if any);

(b)	the Enforcement Fee; and

(c)	the Redemption Fee (if any).

“Enforcement Option Time” means the Option Time in respect of the Enforcement Option.

“Environment” means:

(a)	land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and manmade structures;

(b)	water, including coastal and inland waters, surface waters, ground waters and water in drains, sewers and air;

(c)	air, including air inside buildings and in other natural and man-made structures above or below ground; and

(d)	any and all living organisms or systems supported by those media, including humans.

“Environmental Agreement” means any agreement, lease, licence, covenant, guarantee or indemnity existing and in force at the Option Completion Date under which the Seller has obligations and/or liabilities in respect of Environmental Matters.

“Environmental Law” means all or any international, European, national or local, civil or criminal law, common law, statutes, statutory instruments, regulations, directives, statutory guidance and regulatory codes of practice, orders, decrees, injunctions or judgments which relate to the Environment or Environmental Matters.

“Environmental Liabilities” means all liabilities resulting from or relating to Environmental Losses.

“Environmental Losses” means any and all costs, expenses, liabilities or damages, fines, penalties or losses incurred by any Indemnified Party after the Option Completion Date and resulting from or relating to:

(a)	the presence in, on or under any part of any of the Properties of any Hazardous Substances which have been or are in, on or under any part of the Properties at any time or the migration of any Hazardous Substances from any of the Properties to any other property;

****	indicates material omitted and filed separately with the Commission.

(b)	breach of Environmental Law, any Environmental Permit or Environmental Agreement by any person in relation to any of the Properties;

(c)	acquisition of liability under Environmental Law, any Environmental Permit or Environmental Agreement arising from any activities or operations, acts or omissions or circumstances in relation to the Properties; and/or

(d)	Environmental Matters in relation to any of the Properties.

“Environmental Matters” means:

(a)	pollution or contamination or the threat of pollution or contamination of the Environment;

(b)	the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, emission, release, spillage, deposit or discharge of Hazardous Substances to the extent that they are regulated by Environmental Law;

(c)	the exposure of any person (including employees) to Hazardous Substances; and/or

(d)	the creation of any noise, vibration radiation, common law or statutory nuisance or other material adverse impact on the Environment.

“Environmental Permit” means any licence, authorisation, permission, approval, consent, condition, registration, variation, modification, or application issued, granted or required pursuant to laws regulating environmental protection in relation to any of the Properties.

“EPHL” means Eggborough Power (Holdings) Limited a company with registered number SC201083 and whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride, G74 5PR.

“EPL Swap Amount” means an amount equal to the sum of all EPL Swap Crystallised Liabilities calculated as being due from EPL (if any) in respect of the termination of all Swap Agreements on the earlier of (i) 20 October 2004 and (ii) the Restatement Date.

“EPL Swap Crystallised Liability” has the same meaning as given to it in Schedule 3 of the Creditor Restructuring Agreement.

“Equity Amount” means:

(a)	an amount equal to the middle market quotation for ordinary shares in the Parent on the Enforcement Notice Date as derived from the Daily Official List of the London Stock Exchange,

****	indicates material omitted and filed separately with the Commission.

multiplied by:

(b)	the number of ordinary shares issued by the Parent to the Finance Parties on the Restructuring Date.

“Escrow Account” means a separately designated interest-bearing account with the Account Bank in the name of the Escrow Agent.

“Escrow Agent” means the person appointed by the Buyer and the Seller pursuant to the Escrow Letter.

“Escrow Letter” means the instruction letter substantially in the form set out in Schedule 5 (or any other agreed form) from the Buyer and the Seller to the Escrow Agent.

“Euro” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Effective Date” has the same meaning as given to it in Clause 33.1.

“Evaluation” has the same meaning as given to it in Clause 13.1.

“Evaluation Report” has the same meaning as given to it in Clause 14.1.

“Event of Default” has the same meaning as given to it in the Credit Agreement.

“Excluded Assets” means the assets set out in Schedule 3.

“Excluded Contracts” means:

(a)	the New CTA;

(b)	the Second Intercompany Loan Agreement;

(c)	the Unapproved Fuel Contracts;

(d)	without prejudice to the Seller’s obligations under Clause 16 of the Credit Agreement, any indebtedness, guarantees, indemnities or other contingent obligations owed by EPHL, any other member of the Group or any employee of the Group to the Seller;

(e)	any agreement documenting the secondment of any member of the Group to the Seller;

(f)	the Industry Documents and the Gale Common Escrow Agreement, together with any rights and/or claims of the Seller against a Seller’s Group Company (other than the Seller) in respect of any credit support or other collateral provided by such Seller’s Group Company for the obligations of the Seller under such Industry Documents and/or the Gale Common Escrow Agreement;

(g)	any Contract entered into between the Seller and another member of the Group unless otherwise agreed between the parties; and

****	indicates material omitted and filed separately with the Commission.

(h)	any other Contracts agreed by the Buyer and the Seller to be Excluded Contracts (both acting reasonably).

“Existing Credit Agreement” means the credit agreement dated 13 July 2000 as amended and restated on 8 September 2000, 24 October 2000, 12 December 2000 and 5 February 2001 between the Seller (as borrower), Barclays Capital (as arranger) and the Buyer (as agent and security trustee).

“Expert” has the same meaning as given to it in Clause 10.

“Finance Documents” has the same meaning as given to it in the Credit Agreement.

“Finance Parties” or “Finance Party” has the meaning given in the Credit Agreement.

“Finance Party Liabilities” means all present and future sums, liabilities and obligations (actual or contingent) payable, owing, due or incurred by the Obligors to any of the Finance Parties under or in connection with the Finance Documents (other than under Clauses 23 to 30 of this Agreement).

“Financial Expert” means a person:

(a)	who is independent and who has confirmed in writing that it will (i) have no conflict in acting as an Expert; and (ii) remain neutral and impartial at all times when acting as an Expert under this Agreement;

(b)	who is not a Competitor;

(c)	who is not an affiliate of either the Seller or the Buyer; and

(d)	being a reputable bank, financial institution or international accounting firm having appropriate expertise in the production of financial models for, and the assessment and valuation of cashflows relating to, power stations of a similar type, and operated in a similar manner, as the Station within the United Kingdom.

“Freeholds” means the freehold properties owned by the Seller on the Option Completion Date and “Freehold” means any one of those properties.

“Frustration Event” means:

(a)	an Event of Default pursuant to Clause 17.10(a) and (b) of the Credit Agreement; or

(b)	the destruction of all or a material part of the Station Assets (taken as a whole); or

(c)

where, in respect of any Asset Option Notice, at any time after 31 August 2009 but prior to the Break Option Completion Date, a breach by the Seller of the Covenants has resulted in a reduction in the value of the Station Assets taken as a whole (as compared to the aggregate value of the Station Assets as at 31 August 2009) in excess of

****	indicates material omitted and filed separately with the Commission.

£104,000,000 and such event has been notified by the Buyer to the Seller no later than one calendar month prior to the Break Option Completion Date and confirmed by the Experts.

“Fuel Expert” means a person approved by BEPET and the Buyer in writing who has appropriate expertise in the evaluation of fuel stocks at power stations similar in type to the Station.

“Fuel Survey” means a full volumetric and density survey of the Approved Fuel stored at the Station prepared by the Fuel Expert.

“Gale Common” means the Seller’s ash disposal site at Gale Common, South Yorkshire.

“Gale Common Escrow Agreement” has the same meaning as given to it in the New CTA.

“Gale Common Permit” means the waste management licence or permit obtained under the Pollution Prevention and Control Act 1999 for the operations conducted at Gale Common, as amended from time to time.

“Hazardous Substance” means any substance capable (whether alone or in combination with any other) of causing pollution or contamination, harm or damage to property or to the Environment, including for the avoidance of doubt any waste and any radioactive substance.

“Heavy Fuel Oil Agreement” means the agreement to supply heavy fuel oil dated 27 March 2002 between TotalFinaElf UK Limited as supplier and the Seller as buyer.

“Indemnified Party” means the Seller and each of its affiliates, employees, directors, officers, agents and representatives.

“Indemnity Amount” means the Indemnity Proceeds less:

(a)	all amounts outstanding under the Finance Documents (other than this Agreement) on the Long-Stop Date; and

(b)

(i)	if the Enforcement Option has been exercised, the sum of the Enforcement Fee and the Redemption Fee that would have been payable had the Enforcement Option been completed in accordance with this Agreement; or

(ii)	if the Break Option has been exercised, the Adjusted Break Fee that would have been payable had the Break Option been completed in accordance with this Agreement; and

(c)	the Additional Capital Expenditure Amount (if any).

****	indicates material omitted and filed separately with the Commission.

“Indemnity Proceeds” means on the Sales Proceeds Date, an amount equal to the sum of:

(a)	the aggregate value as at the Sales Proceeds Date of all, or any part of, the Business and/or the Station Assets that the Seller continues to own on the Sales Proceeds Date in breach of this Agreement, as determined by the Experts; and

(b)	the aggregate revenue received (less operating costs and capital expenditure paid) by the Seller with respect to the Station Assets during the Sales Period, as determined by the Experts in accordance with Clause 12.

“Independent Engineer” has the same meaning as given to it in Clause 13.1.

“Industry Documents” has the same meaning as given to it in the Credit Agreement.

“Leases” means the leases, tenancies and licences of the Seller on the Option Completion Date and “Lease” means any one of those leases, tenancies or licences (other than any such lease, tenancy or licence that is an Excluded Asset).

“LIBOR” means in relation to any amount under this Agreement on which interest for a given period is to accrue, the rate per annum at which Barclays Bank PLC was offering prime banks in the London interbank market deposits in sterling for such period as of 11.00 am on the date falling 2 Business Days prior to the start of such period.

“Long-Stop Date” has the same meaning as given to it in Clause 15.1.

“Majority Banks” has the same meaning given to such term in the Credit Agreement.

“Material Station Asset” means a Station Asset which is not a Non-Material Station Asset.

“Net Sales Proceeds” means:

(a)	the aggregate proceeds received or receivable or deemed receivable (whether for cash or consideration in kind, directly or indirectly) by, or on behalf of, the Buyer (or its nominee) and/or any Finance Party in respect of the sale of all, or any part of, the Business and/or the Station Assets at any time during the Sales Period (provided that in the event that all, or any part of, the Business and/or the Station Assets is sold more than once during the Sales Period, only the first such sale (in each case) shall be taken into account for the purposes of this definition), less:

(b)	all reasonable expenses (but excluding any Taxes (other than any stamp tax payable by the Buyer (or its nominee) in connection with the exercise of the Enforcement Option)) incurred by the Buyer (or its nominee) with the prior written consent of the Seller.

****	indicates material omitted and filed separately with the Commission.

“New CTA” means the capacity and tolling agreement dated on or about the date of this Agreement between BEPET and the Seller.

“Non-Material Station Assets” means a Station Asset (other than the CTA Bonds) which is not material to the operation of the Plant (as defined in the Credit Agreement) and whose value, when aggregated together with the value of all other Non-Material Station Assets, is equal to or less than £10,000,000.

“Obligors” has the same meaning as given to it in the Credit Agreement.

“Option” means the Break Option or the Enforcement Option (as the case may be).

“Option Completion Date” means the Break Option Completion Date or the Enforcement Option Completion Date (as the case may be).

“Option Notice” means an Asset Option Notice or an Enforcement Option Notice (as the case may be).

“Option Time” means the time at which notice to exercise an Option pursuant to Clause 4.1.2 or 5.1.2 is deemed given to the Seller by virtue of Clause 45.2.

“Parent” means British Energy Group plc a company with registered number SC270184 whose registered office is at 3 Redwood Crescent, Peel Park, East Kilbride G74 5PR.

“Payment Default” has the same meaning as given to it in the Credit Agreement.

“Permitted Encumbrance” means any Encumbrance over the Business and/or the Station Assets:

(a)	arising under, or permitted by, the Restructuring Documents and the Documents (as defined under the Credit Agreement);

(b)	arising as a result of the act or omission of the Buyer or any Finance Party; or

(c)	any liens imposed by law (to the extent not extant as the result of any default or omission of the Seller).

“Proceedings” has the meaning as given to it in Clause 47.4.

“Proceeds” means on the Sales Date, an amount equal to, the sum of:

(a)	the aggregate Net Sales Proceeds on the Sales Date;

(b)	in the event that the Seller continues to own all, or any part of, the Business and/or the Station Assets on the Sales Date as a result of a breach of this Agreement by the Seller, the aggregate value as at the Sales Date of all, or any such part of, the Business and/or the Station Assets, as determined by the Experts;

****	indicates material omitted and filed separately with the Commission.

(c)	in the event that the Seller transfers all, or any part of, the Business and/or the Station Assets to the Buyer (or its nominee) pursuant to this Agreement, the aggregate value as at the Sales Date of all, or any such part of, the Business and/or the Station Assets that have not been sold during the Sales Period (but disregarding any sale under this Agreement for these purposes), as determined by the Experts; and

(d)	the aggregate revenue received (less operating costs and capital expenditure paid) with respect to the Station Assets during the Sales Period, as determined by the Experts in accordance with Clause 12.

“Property” means the Freeholds and the property the subject of the Leases and includes an individual property and part of an individual property (other than any Property that is an Excluded Asset).

“Purchase Price” means the Third Party Purchase Price multiplied buy one hundred and five per cent. (105%).

“Records” means the Seller’s books and records relating exclusively to the Business and the Station Assets.

“Redemption Fee” means, if the Enforcement Option Claim Amount exceeds the Enforcement Option Cap Amount, the difference between such amounts.

“Reduction Amount” has the same meaning as given to it in Clause 14.1.2.

“Relevant Event” has the same meaning as given to it in Clause 35.1.

“Restatement Date” has the same meaning as given to it in the Amendment and Restatement Agreement.

“Restructuring Date” has the same meaning as given to it in the Creditor Restructuring Agreement.

“Restructuring Documents” has the same meaning as given to it in the Creditor Restructuring Agreement.

“Sales Completion Date” means on or after the Option Completion Date, the date on which the Business and all the Material Station Assets are sold (but disregarding any sale under this Agreement).

“Sales Date” means the earlier of the Sales Completion Date and the Sales Proceeds Date.

“Sales Period” means the period commencing on the Option Completion Date and ending on the Sales Date (both inclusive).

“Sales Proceeds Date” means the date falling (12) calendar months after the Option Completion Date.

****	indicates material omitted and filed separately with the Commission.

“Scheduled CTA Bond Amount” means the aggregate of:

(a)	all repayments of principal under the Credit Agreement which would have been due on a scheduled basis on or after the Option Completion Date but which have instead been received prior to the Option Completion Date; and

(b)	any premium received by the Finance Parties in respect of the payments made in paragraph (a) above.

“Second Intercompany Loan Agreement” means the intercompany loan agreement dated on or about the date of this Agreement between EPHL as lender and the Seller as borrower.

“Security” means the security interests from time to time constituted by or pursuant to the Security Documents.

“Security Documents” has the same meaning as given to it in the Credit Agreement.

“Seller’s Group Company” means the Parent or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking of the Parent.

“Share Option Agreement” means the share option agreement between EPHL, the Buyer, the Seller and BEPET dated on or about the date of this Agreement under which EPHL grants an option to the Buyer to acquire the Option Shares (as defined therein).

“Share Option Notice” has the same meaning as given to “Option Notice” in the Share Option Agreement.

“Share Subscription Agreement” means the share subscription deed dated on or about the date of this Agreement between inter alios, the Seller and the Buyer.

“Station” means the coal fired power station located at Eggborough, Yorkshire with a capacity of approximately 2000MW.

“Station Assets” means all property and assets owned by the Seller at the Option Completion Date (wherever located) but excluding all Excluded Assets.

“Station Default” has the same meaning as given to it in the Credit Agreement.

“Stock” means the stock of the Business that is owned exclusively by the Seller at the Option Completion Date.

“Swap Agreement” has the same meaning as given to in Schedule 3 of the Creditor Restructuring Agreement.

“Tax” means all taxes and all levies, duties, imports, charges and withholdings in the nature of taxation whenever and wherever imposed, including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added and personal property together with all fines, penalties, charges and interest relating to any of them.

****	indicates material omitted and filed separately with the Commission.

“Technical Expert” means a person:

(a)	who is independent and who has confirmed in writing that it will (i) have no conflict in acting as an Expert; and (ii) remain neutral and impartial at all times when acting as an Expert under this Agreement;

(b)	who is not a Competitor;

(c)	who is not an affiliate of either the Seller or the Buyer; and

(d)	having appropriate expertise in the technical assessment and valuation of power stations of a type similar to, and operated in a similar manner as, the Station within the United Kingdom.

“Third Party” means any person other than a Seller’s Group Company.

“Third Party Disposal Agreement” means, in respect of any proposed Disposal, a document:

(a)	complete in all respects, save the dating thereof;

(b)	setting out the terms required by the Buyer for the making of the Disposal to the relevant Third Party; and

(c)	in which the Third Party Purchase Price is stated as a fixed and ascertained amount.

“Third Party Purchase Price” means, in respect of any proposed Disposal, the price (if any) for such Disposal agreed between the Buyer and the relevant Third Party.

“Transferee” means the holder of the Business and the Station Assets immediately after the transfer of the Business and the Station Assets in accordance with Clause 17.2.1.

“Unapproved Fuel Contracts” means any contract for the sale and purchase of fuel between the Seller and any third party that has not been approved by the Agent in accordance with clause 15.17(c) of the Credit Agreement.

“VATA” means, in the United Kingdom, the Value Added Tax Act 1994 and, in a jurisdiction outside the United Kingdom, any equivalent legislation.

“Warranty” means a statement contained in Schedule 4 and “Warranties” means all those statements.

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary undertaking” is to be construed in accordance with section 258 of the Act;

1.2.2	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

****	indicates material omitted and filed separately with the Commission.

1.2.3	a party being liable to another party, or to liability, includes any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

1.2.4	a statutory provision includes a reference to such statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.5	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.2.6	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.7	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.8	“£” and “pounds sterling” is to the lawful currency of the United Kingdom;

1.2.9	a “clause”, “paragraph”, “sub-paragraph” or “schedule”, unless the context otherwise requires, is a reference to a clause or paragraph or sub-paragraph of, or schedule to, this Agreement;

1.2.10	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term and any reference to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11	the terms “include”, “includes” and “including” shall be construed without limitation;

1.2.12	a reference to “disposal” is to be construed so as to include a sale, lease or other disposal;

1.2.13	a time of day is a reference to the time in London; and

1.2.14	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party.

1.3	The headings in this Agreement do not affect its interpretation.

****	indicates material omitted and filed separately with the Commission.

2.	CONDITION PRECEDENT

The provisions of this Agreement shall only become effective on the occurrence of the Restatement Date.

3.	GRANT OF CALL OPTION TO BUY STATION

3.1	In consideration of £2,500,000, satisfied by the Buyer agreeing to the reduction by that amount of the amount owing by the Seller to the Buyer under the Existing Credit Agreement, the Seller irrevocably grants to the Buyer:

3.1.1	an option to buy, and to require the Seller to sell, the Business and the Station Assets on the Break Option Completion Date (the “Break Option”); and

3.1.2	an option to buy, and to require the Seller to sell, the Business and the Station Assets at any time after the Enforcement Notice Date but prior to 31 August 2009 (the “Enforcement Option”),

in each case, in accordance with the terms and conditions of this Agreement.

3.2	The Business and Station Assets shall be sold with full title guarantee (except as specified in Clauses 3.3 and 3.4) and free from any Encumbrance other than a Permitted Encumbrance.

3.3	The Property shall be sold subject to all third party interests. The Stock shall be sold subject to any title transfer and retention arrangements relating to its purchase.

3.4	The Freeholds shall be sold and the Leases assigned on such conditions as shall be agreed between the Buyer and the Seller before the Completion Date.

4.	EXERCISE OF BREAK OPTION

4.1	The Break Option may be exercised by the Buyer only:

4.1.1	in whole and not in part; and

4.1.2	by the delivery by the Buyer to the Seller of an Asset Option Notice at any time after the Restructuring Date but no later than 31 August 2009.

4.2	The Buyer may not deliver an Asset Option Notice to the Seller at the same time as, or at any time after:

4.2.1	the delivery by it of an Enforcement Option Notice or a Share Option Notice; or

4.2.2	the occurrence of an Enforcement Event.

4.3	After the Break Option Time, the Buyer may only revoke the Asset Option Notice in accordance with Clause 6.

4.4

It shall be a condition of the exercise of the Break Option that on the Break Option Completion Date, the Buyer (acting in its capacity as security trustee for the Finance Parties) shall fully and irrevocably discharge, or procure the full and irrevocable

****	indicates material omitted and filed separately with the Commission.

discharge of, all the Finance Party Liabilities and fully and irrevocably release, or procure the full and irrevocable release of, the Security (other than the fixed security created over any Non-Material Station Assets which have not been transferred on the Break Option Completion Date (which shall be released in accordance with Clause 36.4)).

5.	EXERCISE OF THE ENFORCEMENT OPTION

5.1	The Enforcement Option may be exercised by the Buyer only:

5.1.1	in whole and not in part; and

5.1.2	by the delivery by the Buyer to the Seller of an Enforcement Option Notice at any time after the Enforcement Notice Date but prior to 31 August 2009.

5.2	The Buyer may not deliver an Enforcement Option Notice to the Seller at the same time as, or at any time after:

5.2.1	the delivery by it of an Asset Option Notice or a Share Option Notice; or

5.2.2	the occurrence of an Enforcement Event.

5.3	After the Enforcement Option Time, the Buyer may only revoke the Enforcement Option Notice in the circumstances set out in Clause 6.

5.4	It shall be a condition of the exercise of the Enforcement Option that on the Enforcement Option Completion Date, the Buyer (acting in its capacity as security trustee for the Finance Parties) shall fully and irrevocably discharge, or procure the full and irrevocable discharge of, all the Finance Party Liabilities and fully and irrevocably release, or procure the full and irrevocable release of, the Security (other than the fixed security created over any Non-Material Station Assets which have not been transferred on the Break Option Completion Date (which shall be released in accordance with Clause 36.4)).

5.5	If, at any time after an assignment and/or transfer of all of the Buyer’s rights under this Agreement in accordance with Clause 39, the new owner of such rights is not owed directly all of the Finance Party Liabilities, then, immediately upon the occurrence of such assignment or transfer, the rights of the Buyer under this Clause 5 and to the Enforcement Option shall be cancelled in full and shall not be capable of future use or revival.

6.	REVOCATION OF NOTICE

6.1	The Buyer may only revoke an Option Notice:

6.1.1	with the prior written consent of the Seller; or

6.1.2	where a Frustration Event has occurred and is continuing and the Buyer (acting on the instructions of the Majority Banks) has voted to enforce the Security Documents in accordance with clause 18.2(a)(i) of the Credit Agreement.

****	indicates material omitted and filed separately with the Commission.

7.	BREAK OPTION PRICE

7.1	In consideration for the purchase of the Business and the Station Assets pursuant to the exercise of the Break Option, the Buyer shall:

7.1.1	pay to the Seller the Break Option Price, by paying to the Seller:

(a)	on the Break Option Completion Date, the Additional Capital Expenditure Amount; and

(b)	the Adjusted Break Fee in accordance with Clause 18; and

7.1.2	take the steps set out in Clause 9.

7.2	The amounts payable under Clause 7.1.1 (and forming part of the consideration as referred to in Clause 9.2) shall, subject to Clause 30.3, be apportioned between the Business and the various Station Assets in such manner as the Seller may reasonably direct by written notice to the Buyer.

8.	ENFORCEMENT OPTION PRICE

8.1	In consideration for the purchase of the Business and the Station Assets pursuant to the exercise of the Enforcement Option, the Buyer shall:

8.1.1	pay the Enforcement Option Price, by paying to the Seller:

(a)	on the Enforcement Option Completion Date, the Additional Capital Expenditure Amount (if any) and the Enforcement Fee; and

(b)	within three (3) Business Days of the earlier of (a) the Sales Completion Date; and (b) the Sales Proceeds Date, the Redemption Fee (if any); and

8.1.2	take the steps set out in Clause 9.

8.2	The amounts payable under Clause 8.1.1 (and forming part of the consideration as referred to in Clause 9.2) shall, subject to Clause 30.3, be apportioned between the Business and the various Station Assets in such manner as the Seller may reasonably direct by written notice to the Buyer.

9.	DISCHARGE OF FINANCE PARTY LIABILITIES

9.1	The Buyer shall on and as from the Option Completion Date:

9.1.1	fully and irrevocably discharge, or procure the full and irrevocable discharge of, all the Finance Party Liabilities; and

9.1.2	fully and irrevocably release, or procure the full and irrevocable release of, all the Security (other than the fixed security created over any Non-Material Station Assets which have not been transferred on the Option Completion Date (which shall be released in accordance with Clause 36.4)).

****	indicates material omitted and filed separately with the Commission.

9.2	Amounts discharged under this Clause 9 shall form part of the consideration for the purchase of the Business and the Station Assets pursuant to the exercise of the Option and shall be apportioned between the Business and the Station Assets in accordance with Clause 7.2 or 8.2 (as the case may be).

10.	EXPERTS

10.1	Promptly after the Option Time, the Buyer and Seller shall, in accordance with Clause 10.3, appoint:

10.1.1	a Financial Expert; and

10.1.2	a Technical Expert,

(together, the “Experts” and each, an “Expert”).

10.2	Each Expert shall act as an expert and not as an arbitrator and the law of arbitration shall not apply.

10.3	If within 15 Business Days of the Option Time, the Buyer and the Seller cannot agree on the identity of an Expert, then the identity of such Expert shall be chosen by:

10.3.1	if such dispute relates to the appointment of the Financial Expert, the President for the time being of the Institute of Chartered Accountants of England and Wales; and

10.3.2	if such dispute relates to the appointment of the Technical Expert, the President for the time being of the UK Institute of Civil Engineers.

10.4	Unless otherwise set out in this Agreement, or if the Buyer and Seller otherwise agree, the fees and expenses of the Experts shall be borne equally by the Buyer and the Seller.

10.5	The Expert shall carry out such determinations as are required under this Agreement.

11.	SALES

11.1	If, during the Sales Period, all, or any part of, the Business and/or the Station Assets is sold for cash or other consideration, the Buyer shall, or if it is not the Transferee at such time, shall procure that the Transferee shall, use its reasonable endeavours and all appropriate diligence to sell all, or any such part of, the Business and/or the Station Assets at the best obtainable market price and terms and conditions for such sale.

11.2	The Seller shall at all times have the right to identify potential purchasers to the Buyer.

12.	REVENUE CALCULATION

12.1	In the event that:

12.1.1	an Enforcement Option is exercised; and/or

****	indicates material omitted and filed separately with the Commission.

12.1.2	the Buyer has a liquidated damages claim in accordance with Clause 15.1.2,

the Buyer and the Seller shall, at the expense of the Seller, instruct the Experts to determine, on the Sales Date, the amount of revenue received (less operating costs and capital expenditure paid) with respect to the Station Assets during the Sales Period (the “Revenue Calculation”). Clause 14.6 shall apply to the determinations to be made under this Clause 12 save that references to “Covenant Expert” shall be construed as references to “Experts” and references to “Evaluation Report” shall be construed as references to the “Revenue Calculation” for the purposes of this Clause 12 only.

13.	EVALUATION OF BREAK OPTION

13.1	The Seller will permit:

13.1.1	the Buyer;

13.1.2	any prospective purchaser of the Station Assets who has executed a Confidentiality Undertaking; and/or

13.1.3	an independent engineer complying with the requirements set out in the definition of the Technical Expert and appointed by the Buyer, at the sole cost of the Buyer (an “Independent Engineer”),

upon 5 Business Days prior written notice, to have access during business hours on any Business Day falling not more than nineteen months prior to the Break Option Completion Date to:

13.1.4	the Station Assets (other than Records and financial information); and

13.1.5	all historic Records and information (but excluding information relating to the operating regime of the Station Assets or any Record or information containing forecasts and/or projections),

in order to prepare an evaluation of the Business, the Station Assets and/or the Break Option (an “Evaluation”) and to carry out investigations as to the condition of the Properties to ascertain whether, and if so, the extent to which there are any Hazardous Substances at, in, on or under the Properties, provided that:

13.1.6	the process and scope of such access has been agreed by the Buyer and the Seller acting reasonably following good faith consultation; and

13.1.7	such access does not significantly interfere with the commercial operation of the Station by the Seller.

13.2	If the Buyer wishes to disclose the Evaluation to any third party other than a Finance Party, it shall notify the Seller of the identity of such person. No Finance Party (including the Buyer) shall disclose the Evaluation to any third party without the due execution by such third party of a Confidentiality Undertaking.

****	indicates material omitted and filed separately with the Commission.

13.3	Access to the Station Assets and/or the Records by an Independent Engineer shall be conditional upon the entry by such person into all such disclaimers or other undertakings as may reasonably be required by the Seller from time to time.

14.	CALCULATION OF REDUCTION AMOUNT

14.1	Upon appointment of the Experts pursuant to Clause 10, the Buyer shall request the Technical Expert to prepare an evaluation as to the condition of the Station (the “Evaluation Report”) so as to assess:

14.1.1	the extent to which the Seller has failed to comply with any of the covenants set out in clauses 15.8, 15.10, 15.13, 15.16, 15.17, 15.18, 15.20, 15.23, 15.27, 15.30 and 15.31 of the Credit Agreement (the “Covenants”) as at the Break Option Completion Date; and

14.1.2	together with the Financial Expert, the extent to which this has caused a material reduction in the value of the Station from the value that the Station would have been worth on the Break Option Completion Date had it been operated at all times in accordance with the Covenants (the “Reduction Amount”). The reference terms to be used by the Technical Expert in preparing the Evaluation Report, the preparation and the agreement or determination of any breach of any Covenant and any consequent adjustment to be made to the Break Fee calculation shall be agreed between the Buyer and the Seller no later than three (3) months prior to the Break Option Completion Date.

14.2	The Buyer shall ensure that the Technical Expert shall submit the Evaluation Report to the Buyer and the Seller no later than the Break Option Completion Date.

14.3	Within thirty (30) Business Days of the date of receipt of the Evaluation Report, the Seller shall notify the Buyer whether or not it agrees with the Evaluation Report.

14.4	If the Seller notifies the Buyer of its agreement with the Evaluation Report within the thirty (30) Business Day period referred to in Clause 14.3 or fails to give any notification within that period, the Evaluation Report shall be final and binding on the Buyer and the Seller and the Break Fee shall be adjusted downwards by an amount equal to the Reduction Amount (if any).

14.5	If the Seller notifies the Buyer within the thirty (30) Business Day period referred to in Clause 14.3 that it disagrees with the Evaluation Report, Clause 14.6 applies.

14.6	If, within ten (10) Business Days starting on the Business Day after receipt of the notification referred to in Clause 14.5, the Seller and the Buyer have not agreed the items in dispute in relation to the Evaluation Report, the Buyer or the Seller may refer the matters in dispute to a partner of at least 10 years qualified experience at an independent firm of engineers agreed by the Buyer and the Seller in writing or, failing agreement on the identity of the firm of engineers within fifteen (15) Business Days starting on the Business Day after receipt of the notification referred to in Clause 14.5, an independent firm of engineers appointed (on the application of either the Buyer or the Seller) by the President for the time being of the Institution of Civil Engineers in England and Wales (the “Covenant Expert”).

****	indicates material omitted and filed separately with the Commission.

14.7	The Covenant Expert shall act on the following basis:

14.7.1	as an expert and not as an arbitrator;

14.7.2	the Covenant Expert’s terms of reference shall be to determine the matters in dispute in respect of the Evaluation Report, within ten (10) Business Days of his appointment;

14.7.3	the Covenant Expert may engage a Financial Expert to the extent necessary to assist it with all or any part of a dispute that is financial in nature;

14.7.4	the Buyer and the Seller shall each provide the Covenant Expert with all information which the Covenant Expert reasonably requires and the Covenant Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Seller; and

14.7.5	if the Covenant Expert determines that a material adjustment to the Break Fee is required, the Seller shall pay the reasonable costs of the Technical Expert and the Covenant Expert, otherwise the Buyer and the Seller shall each pay one half of the costs.

14.8	The Evaluation Report adjusted in accordance with (as the case may be):

14.8.1	the agreement, if any, between the Seller and the Buyer pursuant to Clause 14.6; or

14.8.2	the decision of the Covenant Expert in accordance with Clause 14.7,

shall be final and binding on the Buyer and the Seller, save in the event of fraud or manifest error and the Break Fee shall be adjusted downwards by an amount equal to the Reduction Amount (if any).

14.9	The Covenant Expert’s determination shall not be subject to the law of arbitration.

15.	FAILURE TO TRANSFER

15.1	In the event that the Seller is obliged to transfer title to the Business and the Station Assets in accordance with Clause 16 or 17 (as the case may be) but has failed to do so by the date falling 5 Business Days, or if the Seller is actively assisting the Buyer with such transfer, 30 Business Days after the Option Completion Date (the “Long-Stop Date”) the Buyer shall, other than in circumstances where such failure is directly attributable to the Buyer and/or a Finance Party:

15.1.1	be entitled to exercise its rights under clauses 18.1 and 18.2(a)(i) of the Credit Agreement in respect of all amounts outstanding under the Finance Documents (other than this Agreement) on the Long-Stop Date; and

****	indicates material omitted and filed separately with the Commission.

15.1.2	on the Sales Proceeds Date, have a liquidated damages claim for an amount equal to the Indemnity Amount.

15.2	Notwithstanding the failure to transfer the Business and the Station Assets in accordance with Clause 16 or 17 (as the case may be), the Buyer shall comply with its obligations under the Share Subscription Agreement.

15.3	Receipt by the Buyer of all amounts under this Clause 15, shall extinguish fully and irrevocably the Finance Party Liabilities and the Buyer shall deliver to the Seller evidence (in form and substance satisfactory to the Seller) that:

15.3.1	the Finance Party Liabilities have been fully and irrevocably discharged; and

15.3.2	the Security has been fully and irrevocably released.

16.	BREAK OPTION COMPLETION

16.1	Break Option Completion shall take place by 3.00 p.m. on the Break Option Completion Date at the Seller’s registered office, or at another place agreed by the Seller and the Buyer.

16.2	At Break Option Completion, the Seller and the Buyer shall sign the Escrow Letter in the agreed form and the Buyer shall deliver the Escrow Letter to the Escrow Agent as soon as practicable at Break Option Completion.

16.3	At Break Option Completion:

16.3.1	the Seller shall, subject to Clause 36.4:

(a)	complete the sale of the Freeholds, and complete the assignment of the Leases, in accordance with Clause 3.4;

(b)	give the Buyer (or its nominee) possession of those Station Assets which are transferable by delivery;

(c)	subject to Clause 24.2, deliver to the Buyer (or its nominee) an executed assignment of, or otherwise vest in the Buyer, those Station Assets which are not transferable by delivery; and

(d)	deliver to the Buyer (or its nominee) the Records; and

16.3.2	the Buyer shall:

(a)	pay the Additional Capital Expenditure Amount due (if any) in full to the Seller in accordance with Clause 7.1.1(a);

(b)	deliver the Break Fee to the Escrow Agent in full and ensure that this amount is immediately deposited into the Escrow Account;

(c)	deliver to the Seller written evidence (in form and substance satisfactory to the Seller) that:

(i)	the Finance Party Liabilities have been fully and irrevocably discharged; and

****	indicates material omitted and filed separately with the Commission.

(ii)	the Security has been fully and irrevocably released; and

(d)	comply with its obligations under the Share Subscription Agreement.

16.4	The Buyer and the Seller agree that money in the Escrow Account shall only be used in accordance with the provisions set out in Clause 21 and in the Escrow Letter. The Buyer and the Seller shall each ensure that all rights to the Escrow Account remain free from any Encumbrance, set-off or counterclaim except as referred to in Clause 21.

17.	ENFORCEMENT OPTION COMPLETION

17.1	Enforcement Option Completion shall take place by 3.00 p.m. on the Enforcement Option Completion Date at the place determined by the Buyer.

17.2	At Enforcement Option Completion:

17.2.1	the Seller shall subject to Clause 36.4:

(a)	complete the sale of the Freeholds, and complete the assignment of the Leases, in accordance with Clause 3.4;

(b)	give the Buyer (or its nominee) possession of those Station Assets which are transferable by delivery;

(c)	subject to Clause 24.2, deliver to the Buyer (or its nominee) an executed assignment of, or otherwise vest in the Buyer, those Station Assets which are not transferable by delivery; and

(d)	deliver to the Buyer (or its nominee) the Records; and

17.2.2	the Buyer shall:

(a)	pay the Additional Capital Expenditure Amount due (if any) and the Enforcement Fee in full to the Seller in accordance with Clause 8.1.1(a); and

(b)	deliver to the Seller written evidence (in form and substance satisfactory to the Seller) that:

(i)	the Finance Party Liabilities have been fully and irrevocably discharged; and

(ii)	the Security has been fully and irrevocably released; and

(c)	comply with its obligations under the Share Subscription Agreement.

****	indicates material omitted and filed separately with the Commission.

18.	POST BREAK OPTION COMPLETION

18.1	Promptly upon the determination of the Adjusted Break Fee in accordance with this Agreement, all amounts standing to the credit of the Escrow Account shall be disbursed as follows:

18.1.1	the Adjusted Break Fee shall be paid to the Seller, together with the interest that has accrued on the Adjusted Break Fee in the period from the Break Option Completion Date to the date of payment; and

18.1.2	the balance (if any) on the Escrow Account shall be paid to the Buyer.

19.	APPROVED FUEL CONTRACTS

19.1	Immediately prior to the Option Completion Date, BEPET’s rights and obligations under any Approved Fuel Contracts shall be novated to the Seller so that:

19.1.1	the Seller shall be:

(a)	responsible for performing all the rights and obligations under or arising in respect of such Approved Fuel Contracts;

(b)	responsible for all liabilities, claims and demands howsoever and whenever arising under such Approved Fuel Contracts; and

(c)	be bound by the terms of such Approved Fuel Contracts in every way as if it had at all times been a party to such Approved Fuel Contracts in place of BEPET,

in each case, on and following the novation; and

19.1.2	the Seller shall release and discharge BEPET from all further performance under such Approved Fuel Contracts and from all liabilities, claims and demands howsoever and whenever arising under such Approved Fuel Contracts.

20.	PURCHASE OF APPROVED FUEL

20.1	On the Option Completion Date, the Fuel Expert shall carry out the Fuel Survey. BEPET shall pay the reasonable costs incurred by the Fuel Expert in carrying out the Fuel Survey.

20.2	No later than thirty (30) days after the Option Completion Date:

20.2.1	BEPET shall sell and the Buyer shall buy all the Actual Approved Fuel (including any Actual Approved Fuel that has subsequently been burnt at the Station post the Option Completion Date); and

20.2.2	the Buyer shall pay the Approved Fuel Price to BEPET or as BEPET directs in writing by transfer of funds for same day value to such account as shall have been notified to the Buyer by BEPET at least (3) Business Days before the Option Completion Date.

****	indicates material omitted and filed separately with the Commission.

20.3	In the absence of manifest error, the determinations of the Fuel Expert made pursuant to this Clause 20 shall be final, conclusive and binding on BEPET and the Buyer.

21.	ESCROW ACCOUNT

21.1	If the Seller or the Buyer is entitled to money from the Escrow Account, the Seller and the Buyer shall promptly (and in any event within seven days of the date on which the entitlement arises) (the “Due Date”) jointly instruct the Escrow Agent in writing to release the money to the Seller and/or the Buyer (as the case may be) together with an amount (less any tax and other amount the Escrow Agent is legally required to deduct from that amount) equal to the interest actually accrued on such sum (accrued daily and compounded monthly) calculated for the period from the Option Completion Date to the date of payment (both dates inclusive).

21.2	Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and shall form part of it for the purposes of this Clause 21.

21.3	The Seller and the Buyer shall each pay one half of the Escrow Agent’s costs in respect of any work done pursuant to this Clause 21.

21.4	The Buyer and the Seller acknowledge that the Escrow Agent may withdraw from the Escrow Account an amount of tax on the interest earned in respect of money held in the Escrow Account for which it is or may become liable.

21.5	If either the Buyer or the Seller fails to give an instruction pursuant to Clause 21.1 in accordance with the provisions of this Agreement, the party in default shall pay interest on the sum concerned from the Due Date until the date on which its obligation to pay the money is discharged at the rate of LIBOR plus one (1) per cent. per annum.

22.	WARRANTIES

22.1	The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading at the date of this Agreement.

22.2	The Seller acknowledges that the Buyer is entering into this Agreement in reliance on each Warranty, which has also been given as a representation and with the intention of inducing the Buyer to enter into this Agreement.

23.	LIABILITIES AND APPORTIONMENTS

23.1	Subject to Clauses 24 to 30 (both inclusive) and 23.1.5, the Seller:

23.1.1	remains responsible for all liabilities incurred by it before the Option Completion Date and for all outgoings and expenses owed in connection with the Business and/or the Station Assets before the Option Completion Date whether or not invoiced and whether or not due and payable at that time;

****	indicates material omitted and filed separately with the Commission.

23.1.2	remains responsible for all claims by any person outstanding against it as at the Option Completion Date or arising by reason of any act or omission by it before the Option Completion Date;

23.1.3	shall promptly pay those liabilities referred to in Clause 23.1.1 and promptly settle those claims referred to in Clause 23.1.2; and

23.1.4	shall indemnify, and keep indemnified, the Buyer on demand against each loss, liability and/or cost which the Buyer incurs as a result of the Seller’s failure to comply with its obligations under Clauses 23.1.1, 23.1.2 or 23.1.3 and against any other liability arising out of or in connection with the ownership or operation of the Business and/or the Station Assets before the Option Completion Date, including, each loss, liability and/or cost incurred as a result of defending or settling a claim alleging such a liability but excluding:

(a)	any liability of the Buyer arising under the express terms of this Agreement; and

(b)	any such loss, liability and/or cost which arises as a result of the negligence, wilful default or fraud of any Finance Party (including the Buyer) or its affiliates.

23.1.5	This Clause 23.1 shall not apply to any liability of the Seller in respect of which an adjustment (for whatsoever amount) to the Break Fee shall be made in accordance with Clause 14.

23.2	Subject to Clauses 24 to 30 (both inclusive), the Buyer:

23.2.1	is responsible for all liabilities incurred by it in connection with the Business and/or the Station Assets from the Option Completion Date and for all outgoings and expenses owed in connection with the Business and/or the Station Assets after the Option Completion Date;

23.2.2	shall be responsible for all claims by any person arising by reason of any act or omission by it from the Option Completion Date;

23.2.3	shall promptly pay those liabilities referred to in Clause 23.2.1 and promptly settle those claims referred to in Clause 23.2.2; and

23.2.4	shall indemnify, and keep indemnified, the Seller on demand against each loss, liability and/or cost which the Seller incurs as a result of the Buyer’s failure to comply with its obligations under Clauses 23.2.1, 23.2.2 or 23.2.3 and against any other liability arising out of or in connection with the ownership or operation of the Business and/or the Station Assets after the Option Completion Date, including each loss, liability and/or cost incurred as a result of defending or settling a claim alleging such a liability but excluding any liability of the Seller arising under the express terms of this Agreement. This indemnity shall survive termination of this Agreement.

****	indicates material omitted and filed separately with the Commission.

24.	CONTRACTS

24.1	Subject to Clause 24.2.3, after the Option Completion Date, the Buyer shall:

24.1.1	perform all the Seller’s obligations to be performed from the Option Completion Date under each Contract (or, in the case of the Enforcement Option only, each Core Contract) (other than payment of the liabilities and settlement of the claims referred to in Clause 23.1) in accordance with the terms of each Contract (or, in the case of the Enforcement Option only, each Core Contract); and

24.1.2	indemnify, and keep indemnified, the Seller on demand against each loss, liability and/or cost which the Seller incurs as a result of the Buyer’s performance, or non-performance, of the Seller’s obligations under each Contract (or, in the case of the Enforcement Option only, each Core Contract) (as referred to in Clause 24.1.1) to the extent that the loss, liability and/or cost is attributable to the Buyer’s act or omission from the Option Completion Date (including each loss, liability and/or cost incurred as a result of defending or settling a claim alleging such liability). This indemnity shall survive termination of this Agreement.

24.2	If a Contract (or, in the case of the Enforcement Option only, each Core Contract) cannot be transferred to the Buyer except by an assignment made with a specified person’s consent or by a novation agreement:

24.2.1	this Agreement does not constitute an assignment or an attempted assignment of that Contract (or, in the case of the Enforcement Option only, each Core Contract) if the assignment or attempted assignment would constitute a breach of that Contract (or, in the case of the Enforcement Option only, each Core Contract);

24.2.2	after the Option Time, the Buyer and the Seller shall each make all reasonable efforts to obtain the person’s consent to the assignment, or achieve the novation, of that Contract (or, in the case of the Enforcement Option only, each Core Contract); and

24.2.3	until the consent is obtained or novation is achieved, the Seller shall at the Buyer’s sole cost and risk do each act and thing reasonably requested of it by the Buyer to enable performance of that Contract (or, in the case of the Enforcement Option only, each Core Contract) and to provide for the Buyer the benefits of that Contract (or, in the case of the Enforcement Option only, each Core Contract) (including enforcement of a right of the Seller against another party to that Contract (or, in the case of the Enforcement Option only, each Core Contract) arising out of its termination by the other party or otherwise).

****	indicates material omitted and filed separately with the Commission.

25.	EMPLOYEES

25.1	The Buyer and the Seller declare that they each consider the sale and purchase of the Business and the Station Assets under this Agreement shall constitute the transfer of an undertaking for the purposes of the Employment Regulations and accordingly the contracts of employment of the Employees will have effect from the Option Completion Date as if originally made between the Employees and the Buyer.

25.2	From the Option Completion Date, the Buyer shall:

25.2.1	assume all losses, liabilities and/or costs as a result of anything done or omitted to be done by the Buyer relating to the contracts of employment of the Employees or the transfer thereof (whether such losses, liabilities and/or costs arise before or after the Option Completion Date); and

25.2.2	indemnify, and keep indemnified, the Seller on demand against each loss, liability and/or cost which the Seller incurs as a result of the Buyer’s failure to comply with its obligations under Clause 25.2.1, including, each loss, liability and/or cost incurred as a result of defending or settling a claim alleging such a liability. This indemnity shall survive termination of this Agreement.

26.	PENSIONS

26.1	The Buyer shall enter into all such documents and do all such other things as may be necessary in order to procure (subject to the consent of any third party that may be required, including the Inland Revenue) that with effect from the Option Completion Date:

26.1.1	the Buyer shall be appointed as the Principal Employer of the British Energy Combined Group (the “BECG”) of the Electricity Supply Pension Scheme (the “ESPS”), in substitution for the Seller’s Group Company that is the Principal Employer of the BECG immediately before the Option Completion Date (the “Existing Principal Employer”);

26.1.2	those Employees who are in contributing service under the BECG immediately before the Option Completion Date shall continue in contributing service under the BECG on the same terms from the Option Completion Date (although this shall not be construed so as to prevent the Buyer from subsequently providing benefits applicable under the BECG for the Employees under a different arrangement);

26.1.3	the Buyer shall be deemed (for the purposes of the rules of the ESPS applicable to the BECG and all related purposes) to have become the employer or last employer of all those members and former members associated with the BECG who are not Employees but whose employer immediately prior to ceasing active membership of the BECG for the last time was the Seller; and

26.1.4

the Existing Principal Employer (and each other Seller’s Group Company that has participated in the BECG before the Option Completion Date) shall be discharged from all functions, duties, obligations and liabilities whatsoever in

****	indicates material omitted and filed separately with the Commission.

respect of the Employees and those members who, immediately prior to ceasing active membership of the BECG for the last time were employed by the Seller, under and in relation to the BECG and the Buyer shall undertake full responsibility for all such functions, duties, obligations and liabilities, whether arising before or after the Option Completion Date. The Existing Principal Employer shall remain liable for all other functions, duties, obligations and liabilities arising out of or in connection with any other member of the BECG.

26.2	The Seller shall lend all reasonable assistance as the Buyer may request in relation to the Buyer’s obligations under Clause 26.1. The Buyer and the Seller shall co-operate with a view to ensuring an orderly transfer of the BECG to the Buyer as provided for in Clause 26.1, including in relation to:

26.2.1	changing the Group Trustees and Group Administrator of the BECG; and

26.2.2	making appropriate alternative arrangements for the administration of the BECG, if any Seller’s Group Company is a party to those arrangements immediately before the Option Completion Date.

26.3	From the Option Completion Date, the Buyer shall indemnify, and keep indemnified, the Seller on demand against each loss, liability and/or cost which the Seller incurs, or which is asserted against or demanded from the Seller, under or in relation to the BECG as a result of the Buyer’s failure to comply with its obligations under Clause 26.1 and each loss, liability and/or cost incurred as a result of defending or settling a claim alleging such a liability. This indemnity shall survive termination of this Agreement.

26.4	From the Option Completion Date, the Seller shall indemnify, and keep indemnified, the Buyer on demand against each loss, liability and/or cost which the Buyer incurs, or which is asserted against or demanded from the Buyer, under or in relation to the BECG in respect of those members of the BECG whose employer immediately prior to their last ceasing active membership of the BECG before the Option Completion Date was not the Seller, and each loss, liability and/or cost incurred as a result of defending or settling a claim alleging such a liability. This indemnity shall survive termination of this Agreement.

27.	ENVIRONMENT

27.1	Prior to the Option Completion Date, the Seller shall give the Buyer the opportunity described in Clause 27.2.1 and the information described in Clause 27.2.2.

27.2	The instrument affecting or facilitating the transfer of the Properties shall contain the following acknowledgements:

27.2.1	prior to the Option Completion Date, the Seller gave the Buyer sufficient opportunity to carry out its investigations of the condition of the Properties to ascertain whether, and if so, the extent to which there are any Hazardous Substances at, in, on or under the Properties;

****	indicates material omitted and filed separately with the Commission.

27.2.2	prior to the Option Completion Date, the Seller provided the Buyer with information that is sufficient for the Buyer to be aware of the presence of Hazardous Substances at, in, on or under the Properties;

27.2.3	from the Option Completion Date, the Buyer shall be responsible for all and any Environmental Liabilities associated with the Properties (whether such Environmental Liabilities arise before or after the Option Completion Date);

27.2.4	both the Seller and the Buyer are large commercial organisations;

27.2.5	the Property is sold in its existing state and condition at the Option Completion Date (including the presence of any Hazardous Substances) and no warranty is given as to such state and condition or its suitability for any purpose and function;

27.2.6	The agreements and acknowledgements in Clauses 27.2.1 to 27.2.5 (both inclusive) above are made in accordance with statutory guidance under Part IIA of the Environmental Protection Act 1990 to exclude the Seller as an appropriate person to bear responsibility for environmental liability in relation to or derived from the Properties; and

27.2.7	The Seller and the Buyer acknowledge and agree that they are both independent entities and have each had the opportunity to take legal and valuation advice in relation to the transaction hereby effected.

28.	ENVIRONMENTAL INDEMNITY

28.1	On and after the Option Completion Date, the Buyer shall indemnify the Indemnified Parties on demand in relation to all Environmental Losses (except to the extent that these arise as a consequence of any breach of the Credit Agreement and have not been compensated for by an adjustment to the Break Fee). This indemnity shall survive termination of this Agreement.

29.	PERMITS

29.1	After the Option Time, the Buyer and the Seller shall use reasonable endeavours (each at their own cost and expense) to have the Environmental Permits transferred or novated to the Buyer (or its nominee) on the Option Completion Date, provided that the transfer of such Environmental Permits shall not take place until the authorisation issued under Part 1 of the Environmental Protection Act 1990 or the authorisation issued under the Prevention, Pollution and Control Act 1999 in respect of the Station has been transferred to the Buyer (or its nominee).

29.2	After the Option Time, the Seller and the Buyer shall use best endeavours to procure that the Buyer completes the transfer of the Gale Common Permit to the Buyer (or its nominee) on the Option Completion Date if reasonably possible but if not as soon as reasonably practicable thereafter.

****	indicates material omitted and filed separately with the Commission.

29.3	If the transfer of the Gale Common Permit to the Buyer (or its nominee) does not take place on the Option Completion Date, until the transfer is achieved the Seller shall at the Buyer’s sole cost and risk delegate so far as it may lawfully do, its duties in relation to Gale Common to the Buyer (or its nominee) and the Buyer shall be responsible for all liabilities, costs and/or expenses in employing the site manager and other personnel during this period.

29.4	The Buyer shall indemnify the Seller and hold the Seller harmless for all liabilities, costs and/or expenses arising in respect of Gale Common or the Gale Common Permit or an Environmental Permits from the Option Completion Date including any costs, liabilities and/or expenses related to carrying out any of its remaining responsibilities and duties at Gale Common. This indemnity shall survive termination of this Agreement.

30.	TAX

30.1	The Seller hereby agrees that upon being given evidence reasonably satisfactorily to it that the Buyer has, solely as a result of the grant (but not the actual exercise or completion) of the Option, paid stamp duty in respect of this Agreement or has accounted for stamp duty land tax in respect of the grant of the Option, the Seller will within 10 Business Days reimburse to the Buyer the amount of such stamp duty or (as the case may be) stamp duty land tax. If the Seller so requests, the Buyer will use all reasonable endeavours to assist the Seller to minimise the stamp duty or stamp duty land tax due on the grant of the Option. For the avoidance of doubt, all stamp duty or stamp duty land tax due in respect of the exercise of the Option or Completion shall be paid by the Buyer and will not be reimbursed by the Seller. If the Buyer so requests, the Seller will use all reasonable endeavours to assist the Buyer to minimise the stamp duty or stamp duty land tax due on exercise of the Option.

30.2	Upon exercise of an Option, the Buyer shall, subject to Clause 30.3, at the written request of the Seller in a timely manner join in an election under section 198 Capital Allowances Act 2001 on such terms as the Seller may reasonably require.

30.3

The Seller shall allocate the consideration for the Business and the Station Assets as follows: (a) to inventory and current assets if any - the Seller’s book value; (b) to assets in respect of which expenditure is eligible for capital allowances under Part 2 Capital Allowances Act 2001 - not less than £50,000,000 but provided it is not less than £50,000,000, such amount as shall ensure the Seller neither suffers a balancing charge nor obtains a balancing allowance in respect of the disposal; and (c) to other assets - such amount as the Seller proposes and that ensures the Seller neither makes taxable revenue profit nor incurs an allowable revenue loss in respect of the disposal. The Seller shall ensure any election as referred to in Clause 30.2 or apportionment under Clause 7.2 or 8.2 shall be consistent with this Clause 30.3. The Seller will deliver a draft allocation of consideration for the Business and Station Assets to the Buyer and give the Buyer a reasonable opportunity to review it before delivering a final allocation. The Buyer may make representations to the Seller as to the draft allocation of the consideration and the Seller shall adjust the allocation as required by the Buyer before producing a final allocation provided that such

****	indicates material omitted and filed separately with the Commission.

revised allocation can properly be made and does not give rise to any Tax liability for the Seller greater than that (if any) in the Seller’s original allocation.

31.	RELEASE OF GROUP COLLATERAL

31.1	From the Option Completion Date, the Buyer shall be responsible for the giving of any cash collateral, financial or other guarantee, indemnity, undertaking or bond (as the case may be) as required under or in respect of:

31.1.1	the Industry Documents;

31.1.2	the Gale Common Permit; and

31.1.3	the Heavy Fuel Oil Agreement

and, the Buyer shall procure that (to the extent within its power to so do) any such cash collateral, financial or other guarantee, indemnity, undertaking or bond (as the case may be) that has been given by a Seller’s Group Company prior to the Option Completion Date shall be unconditionally and irrevocably released if reasonably possible on, or if not, as soon as reasonably possible thereafter, the Option Completion Date.

32.	PAYMENTS

32.1	All payments made by the Buyer or the Seller under this Agreement shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

32.2	If the Buyer or the Seller makes a deduction or withholding required by law from a payment (other than a payment of interest) under this Agreement, the sum due from that party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the party to whom such amount is payable (including an Indemnified Party or Indemnified Parties) receives a sum equal to the sum it would have received had no deduction or withholding been made.

32.3	If a payment under this Agreement will be or has been subject to Tax, the Buyer or the Seller (as the case may be) making such payment shall pay to the party to whom such amount is payable (including an Indemnified Party or Indemnified Parties) the amount (after taking into account Tax payable in respect of the amount) that will ensure that the party to whom such amount is payable (including an Indemnified Party or Indemnified Parties) receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

32.4	Nothing in this Clause 32 shall effect any obligation of the Escrow Agent which shall be governed instead by Clause 32.

****	indicates material omitted and filed separately with the Commission.

33.	CONVERSION TO EUROS

33.1	With effect from the date (if any) that the United Kingdom adopts the Euro as its lawful currency in substitution for pounds sterling (the “Euro Effective Date”):

33.1.1	payments falling due under this Agreement on or after the Euro Effective Date shall be made by the payer to the recipient in Euros;

33.1.2	no payments falling due after the Euro Effective Date which would have been payable in pounds sterling under this Agreement but for the adoption of the Euro by the United Kingdom as its lawful currency shall be made in pounds sterling or national currency units; and

33.1.3	on the Euro Effective Date, all amounts stated in pounds sterling shall be converted into Euros at the fixed conversion rate provided for by the Laws of England and Wales and, on and after the Euro Effective Date, all amounts required to be calculated in pounds sterling shall be calculated in Euros.

34.	VALUE ADDED TAX

34.1	Each party shall make all reasonable efforts to ensure that the transfer of the Business and the Station Assets under this Agreement is treated under the Value Added Tax (Special Provisions) Order 1995 as neither a supply of goods nor a supply of services.

34.2	If notwithstanding Clause 34.1 value added tax is chargeable on the transfer of the Business or any of the Station Assets under this Agreement, the Buyer shall (against delivery of tax invoices in respect of the Business or any of the Station Assets respectively) pay the amount equal to any penalty or interest incurred by the Seller for the late payment of value added tax resulting from any failure or delay by the Buyer in making payment as required by this Clause 34.2.

34.3	At Completion the Seller shall give the Buyer all records referred to in section 49 of the VATA. After Completion the Seller shall not make a request to H.M. Customs & Excise for the records to be taken out of the Buyer’s custody. During the period for which the records are required to be preserved under paragraph 6 of Schedule 11 to the VATA (duty to keep records), the Buyer shall give the Seller reasonable access to the records for the purpose of inspecting, and making copies of, them.

35.	INVALIDITY OR ILLEGALITY

35.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction (a “Relevant Event”), that shall not affect or impair:

35.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

35.1.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Agreement.

****	indicates material omitted and filed separately with the Commission.

35.2	Immediately upon a party becoming aware of the occurrence or potential occurrence of a Relevant Event, each party shall use its reasonable endeavours to negotiate in good faith and settle within thirty (30) Business Days an agreement or provision which as closely as possible reflects the financial and commercial intent of the parties under this Agreement or under the relevant provision which is the subject of the Relevant Event.

36.	POST-COMPLETION OBLIGATIONS

36.1	For three (3) years starting on the Option Completion Date, the Buyer shall, or if is not the Transferee, shall procure that the Transferee shall, allow the Seller, its employees and agents and any other person authorised by the Seller:

36.1.1	to inspect the Records; and

36.1.2	at the Seller’s cost, to take copies of any of the Records delivered at Completion.

36.2	The Buyer and the Seller shall immediately give to each other all payments, notices, correspondence, information or enquiries in relation to the Business and/or the Station Assets which it receives after the Option Completion Date and which belong to the other.

36.3	If title to any of the Non-Material Station Assets is not effectively vested in the Buyer at the Option Completion Date then the Seller shall, from such date, hold such Non-Material Station Assets on trust for the Buyer until title is effectively vested in the Buyer.

36.4	The Seller shall use its reasonable endeavours to vest title in all Non-Material Station Assets in the Buyer as soon as reasonably practicable after the Option Completion Date. Simultaneously with the vesting of title in any Non-Material Station Assets or if earlier, the date on which the Finance Parties have received all sums due and payable to them under the Finance Documents, the Buyer shall procure that the security over such Non-Material Station Asset is fully and irrevocably released. The Buyer will do all such things as are necessary or that the Seller reasonably requests to procure such release.

37.	GENERAL

37.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

37.2	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

****	indicates material omitted and filed separately with the Commission.

37.3	Each date, time or period referred to in this Agreement is of the essence. If the parties agree in writing to vary a date, time or period, the varied date, time or period is of the essence.

37.4	Except to the extent that they have been performed and except where this Agreement provides otherwise the obligations contained in this Agreement remain in force after the Option Completion Date.

37.5	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

38.	ENTIRE AGREEMENT

38.1	This Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

38.2	The Buyer acknowledges that it has not relied on or been induced to enter into this agreement by any representation, warranty or undertaking (whether contractual or otherwise) given by or on behalf of the Seller, its directors, officers or employees other than those expressly given in this Agreement.

38.3	The Seller is not liable to the Buyer (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement.

38.4	The Seller acknowledges and represent that it has not relied on or been induced to enter into this agreement by any representation, warranty or undertaking (whether contractual or otherwise) given by or on behalf of the Buyer or any adviser other than those expressly given in this Agreement.

38.5	The Buyer is not liable to the Seller (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way) for a representation, warranty or undertaking that is not set out in this Agreement.

38.6	The Buyer has not entered into this agreement in reliance on any representation, statement, assurance, covenant, undertaking, indemnity, guarantee or commitment of any kind whatsoever and the Buyer will not have any remedy against the Seller in respect of any representation, statement, assurance, covenant, undertaking indemnity, guarantee, or commitment of any kind whatsoever made on or prior to the date of this Agreement.

38.7	Nothing in this Clause 38 shall have the effect of limiting or restricting any liability arising as a result of any fraud, wilful misconduct or wilful concealment or for personal injury or death resulting from negligence.

****	indicates material omitted and filed separately with the Commission.

39.	ASSIGNMENT

39.1	No Party may (nor purport to) assign or transfer, or declare a trust of the benefit of, or in any other way dispose of any of its rights under this Agreement, in whole or in part, without first having obtained the other parties prior written consent, save that:

39.1.1	the Buyer shall be entitled to make a Disposal to a Third Party in accordance with Clauses 40 to 43; and

39.1.2	The Seller shall be entitled to assign and/or transfer all (but not part only) of its rights under this Agreement to EPHL by way of security for the Second Intercompany Loan Agreement.

39.2	Subject to Clause 39.1.1, during the Close Period the Buyer may not enter into any agreement or other arrangement:

39.2.1	that relates to the exercise of any of its rights under this Agreement; or

39.2.2	to assign or transfer or declare a trust of the benefit of or in any other way dispose of all or any part of the Business and/or the Station Assets after an Option Completion Date.

40.	BUYER’S OFFER

40.1	Prior to committing to make a Disposal to a Third Party, the Buyer shall first serve on the Seller:

40.1.1	a Disposal Notice, signed by the Buyer;

40.1.2	a copy of the Third Party Disposal Agreement; and

40.1.3	a Disposal Agreement in duplicate, one copy of which shall be signed by the Buyer,

40.2	The offer constituted by a Disposal Notice served on the Seller shall be irrevocable during the Acceptance Period.

41.	SELLER’S ENQUIRIES

After service of any Disposal Notice on the Seller and until the earlier of acceptance by the Seller of the offer constituted by such Disposal Notice or the expiration of the Acceptance Period, the Buyer shall reply promptly and in writing to any reasonable enquiry put to them by the Seller or its advisers relating to the proposed Disposal, the Third Party Disposal Agreement and/or the Disposal Agreement. In the event that the Buyer fails to reply within two (2) Business Days to any such enquiry, the Acceptance Period shall be extended by a period equal to the period commencing on the date such enquiry is made and ending on the date the Buyer replies in writing to such enquiry.

42.	SELLER’S ACCEPTANCE

If the Seller wishes to accept the offer constituted by a Disposal Notice, a Seller’s Group Company, shall do so by signing and dating the copy of the Disposal Agreement served with such Disposal Notice and by returning it to the Buyer within the Acceptance Period.

****	indicates material omitted and filed separately with the Commission.

43.	NON-ACCEPTANCE OF BUYER’S OFFER

43.1	If, within the Acceptance Period, a Seller’s Group Company does not accept the offer constituted by the Disposal Notice served on the Seller, the Buyer may, during the Disposal Period, enter into the Third Party Disposal Agreement, but at not less than the Third Party Purchase Price and otherwise on terms, in all material respects, the same as those contained in the Third Party Disposal Agreement served on the Seller with such Disposal Notice.

43.2	The Buyer agrees with the Seller:

43.2.1	within 5 Business Days of the Buyer entering into the Third Party Disposal Agreement with a Third Party, to provide to the Seller a copy thereof, certified by the Buyer’s Solicitors; and

43.2.2	within 5 Business Days of completion of the transaction contemplated by such Third Party Disposal Agreement, to notify the Seller in writing of such completion.

43.3	If, by the date of expiration of the Disposal Period, the Buyer and the Third Party have not entered into the Third Party Disposal Agreement or, if the Buyer and the Third Party have but the Disposal thereby contemplated has not been completed, the Buyer shall only make such Disposal (and/or any other Disposal) by again first complying with the provisions of Clauses 40 to 43.

44.	CONFIDENTIALITY

44.1	Subject to Clause 44.2, the Buyer may not, and the Buyer shall procure that each party to a Third Party Disposal Agreement and/or any Transferee shall not, disclose any Confidential Information.

44.2	The Buyer may, and any party to a Third Party Disposal Agreement and/or any Transferee may:

44.2.1	disclose Confidential Information to any Finance Party, provided that such Finance Party has entered into a confidentiality undertaking in form and substance reasonably satisfactory to the Seller;

44.2.2	disclose any Confidential Information:

(a)	if and to the extent required by law or for the purpose of any judicial proceedings;

(b)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, including the Stock Exchange, the Financial Services Authority or the Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

****	indicates material omitted and filed separately with the Commission.

(c)	to any of its directors or employees who needs to know such Confidential Information in order to discharge his duties;

(d)	to its professional advisers, auditors and bankers;

(e)	if and to the extent that the Buyer can demonstrate that the Confidential Information has come into the public domain through no fault of the Buyer; or

(f)	if and to the extent the Seller has given prior written consent; and

44.2.3	disclose any Confidential Information detailed in any Evaluation in accordance with Clause 13.

44.3	The restrictions contained in this Clause 44 shall continue to apply after the termination of the Agreement without limit in time.

45.	NOTICES

45.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

45.1.1	in writing;

45.1.2	in the English language; and

45.1.3	delivered personally or sent by first class post pre-paid recorded delivery (and air mail if overseas) or by fax to the party due to receive the Notice to the address or fax number set out in Clause 45.3 or to another address or fax number specified by that party by not less than five (5) Business Days written notice to the other party received before the Notice was despatched.

45.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

45.2.1	delivered personally, when left at the address referred to in Clause 45.1.3;

45.2.2	sent by mail, except air mail, two (2) Business Days after posting it;

45.2.3	sent by air mail, six (6) Business Days after posting it; and

45.2.4	sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

****	indicates material omitted and filed separately with the Commission.

45.3	The address referred to in Clause 45.1.3 is:

Name of party	Contact Details
The Seller	Eggborough Power Limited Barnett Way Barnwood Gloucester Gloucestershire GL4 3RS Attention: Corporate Affairs Director and Company Secretary Telephone: 01355 594 020 Facsimile: 01355 594 022
The Buyer	5 The North Colonnade Canary Wharf London E14 4BB Attention: ********
BEPET

British Energy Power and Energy Trading Limited

3 Redwood Crescent

Peel Park

East Kilbride

G74 5PR

Attention: Corporate Affairs Director and Company Secretary

Telephone: 01355 594 020

Facsimile: 01355 594 022

46.	TERM

46.1	Unless an Option has been exercised and not revoked hereunder; or (ii) a Clause is expressed to survive termination of this Agreement, all provisions of this Agreement shall terminate on the earliest of the following:

46.1.1	the exercise by the Buyer of an Option (as defined in the Share Option Agreement);

46.1.2	the occurrence of an Enforcement Event;

46.1.3	1 April 2010; and

46.1.4	otherwise with the agreement of all parties hereto.

47.	GOVERNING LAW AND JURISDICTION

47.1	This Agreement is governed by English law.

****	indicates material omitted and filed separately with the Commission.

47.2	The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a “Dispute”).

47.3	The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

47.4	The parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served in accordance with Clause 45. These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started.

48.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

****	indicates material omitted and filed separately with the Commission.

Schedule 1

FORM OF ASSET OPTION NOTICE

[BUYER’S LETTERHEAD]

To:	Eggborough Power Limited
Barnett Way
Barnwood
Gloucester
Gloucestershire
GL4 3RS

cc.	British Energy Power and Energy Trading Limited
3 Redwood Crescent
Peel Park
East Kilbride
G74 5PR

Date: [•]

BY HAND

BY REGISTERED/RECORDED DELIVERY POST

ASSET OPTION NOTICE

1.	We refer to the Asset Option Agreement dated _ September 2004 between Eggborough Power Limited, Barclays Bank PLC and British Energy Power and Energy Trading Limited (the “Asset Option Agreement”).

2.	Terms defined in the Asset Option Agreement shall have the same meanings in this Asset Option Notice unless the context requires otherwise. References to a “Clause” are to a clause of the Asset Option Agreement.

3.	The Buyer hereby notifies the Seller pursuant to Clause 4.1.2 that it wishes to exercise the Option granted in Clause 3.1.1.

The Option Completion Date shall be the Break Option Completion Date.

Signed by [•]

Director/Secretary

for and on behalf of

Barclays Bank PLC

acting as agent and security

trustee for the Finance Parties

****	indicates material omitted and filed separately with the Commission.

Schedule 2

FORM OF ENFORCEMENT OPTION NOTICE

[BUYER’S LETTERHEAD]

To:	Eggborough Power Limited
Barnett Way
Barnwood
Gloucester
Gloucestershire
GL4 3RS

cc.	British Energy Power and Energy Trading Limited,
3 Redwood Crescent,
Peel Park,
East Kilbride,
G74 5PR

Date: [•]

BY HAND

BY REGISTERED/RECORDED DELIVERY POST

ENFORCEMENT OPTION NOTICE

1.	We refer to the Asset Option Agreement dated _ September 2004 between Eggborough Power Limited, Barclays Bank PLC and British Energy Power and Energy Trading Limited (the “Asset Option Agreement”).

2.	Terms defined in the Asset Option Agreement shall have the same meanings in this Asset Option Notice unless the context requires otherwise. References to a “Clause” are to a clause of the Asset Option Agreement.

3.	The Buyer hereby notifies the Seller pursuant to Clause 5.1.2 that it wishes to exercise the Option granted in Clause 3.1.2.

4.	The Buyer hereby notifies the Seller that the Enforcement Option Completion Date shall be [•].

Signed by [•]

Director/Secretary

for and on behalf of

Barclays Bank PLC

acting as agent and security

trustee for the Finance Parties

****	indicates material omitted and filed separately with the Commission.

(On duplicate)

Eggborough Power Limited acknowledges receipt of the notice from Barclays Bank PLC of which this is a duplicate, and confirms acceptance of its terms.

Dated: [•]

Signed by [•]

Director/Secretary

****	indicates material omitted and filed separately with the Commission.

Schedule 3

EXCLUDED ASSETS

1.	Excluded Contracts.

2.	In the case of the Enforcement Option only, any Contracts that are not Core Contracts.

3.	Any asset or property of the Seller which is not transferable at law.

4.	Environmental Permits.

5.	Any existing and/or contingent rights and/or claims of the Seller against any other Seller’s Group Company under any financial or other guarantee, indemnity, undertaking or bond or other contingent obligation (other than the CTA Bonds) unless expressly agreed to the contrary in writing by the Seller and the Buyer.

6.	Any cash collateral released in accordance with Clause 31.

7.	Any Intellectual Property Rights belonging to any Seller’s Group Company (other than the Seller).

8.	Any sums and/or rights, title and interest in and to any amounts due from the Finance Parties under the Finance Documents (including any amounts due from the Buyer under this Agreement) or any sums standing to the credit of the Escrow Account.

9.	Any revenue due and payable under the Revenue Agreements in respect of the period before the Option Completion Date.

10.	Any other asset or property of the Seller designated from time to time as an Excluded Asset by both the Seller and the Buyer (acting reasonably).

****	indicates material omitted and filed separately with the Commission.

Schedule 4

WARRANTIES

Incorporation and existence

1.	The Seller is a limited company incorporated under English law and has been in continuous existence since incorporation.

Right, power, authority and action

2.	The Seller has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights, and perform its obligations, under this Agreement.

3.	The Seller has the right, power and authority to conduct its business as conducted at the date of this Agreement.

Binding agreements

4.	The Seller’s obligations under this Agreement are enforceable in accordance with their terms.

****	indicates material omitted and filed separately with the Commission.

Schedule 5

INSTRUCTION LETTER TO ESCROW AGENT

TO: [insert name and address of Escrow Agent]

Dear Sirs

Escrow account

We are writing to confirm the terms on which money deposited with you today by Barclays Bank PLC (the “Buyer”) (the “Escrow Fund”) is to be held by you on trust for us. These terms are:

1.	You shall maintain the Escrow Fund in a separately designated interest-bearing account with [Bank] in your name.

2.	Subject to Paragraph 4 below, you shall pay or hold the Escrow Fund (or any part of it) to or for the person or in the manner directed in our joint written instructions.

3.	If either of us (the “Payee”):

3.1	notifies you that the other is in breach of its obligation to notify or has not complied with its obligation to instruct you to pay an amount in accordance with the asset option agreement dated _ September 2004 between us and British Energy Power and Energy Trading Limited; and

3.2	produces evidence in writing that the other has accepted that the Payee is entitled to be paid the amount notified or a decision of a Tax Authority or a judgment of a court of competent jurisdiction against which no appeal has been lodged or is capable of being lodged within the statutory time limit to the effect that the Payee is entitled to be paid the amount notified, you shall pay or hold the amount notified to or for the Payee or in the manner directed in the Payee’s written instructions.

4.	You may withdraw from the Escrow Fund an amount of tax on the interest earned in respect of the Escrow Fund for which you are or may become liable.

5.	We shall each pay one half of your costs in respect of any work done pursuant to the terms of this letter.

****	indicates material omitted and filed separately with the Commission.

6.	This letter shall be governed by and construed in accordance with English law.

Yours sincerely

Signed by [•]

Director/Secretary

for and on behalf of

Eggborough Power Limited

Signed by [•]

Director/Secretary

for and on behalf of

Barclays Bank PLC

acting as agent and

security trustee for the

Finance Parties

****	indicates material omitted and filed separately with the Commission.

Schedule 6

ENFORCEMENT FEE

£(millions)

From:	April-03	April-04	April-05	April-06	April-07	April-08	April-09
To:	March-04	March-05	March-06	March-07	March-08	March-09	August-09
April	—	29	57	76	89	104	104
May	—	32	58	77	91	104	104
June	—	34	60	78	92	104	104
July	—	36	62	79	93	104	104
August	—	39	63	80	95	104	104
September	—	41	65	81	96	104
October	—	43	66	83	97	104
November	5	46	68	84	99	104
December	10	48	70	85	100	104
January	16	50	71	86	101	104
February	21	53	73	87	103	104
March	27	55	75	88	104	104

****	indicates material omitted and filed separately with the Commission.

Schedule 7

FORM OF DISPOSAL NOTICE

To:	Eggborough Power Limited	BY HAND
	Barnett Way	or
	Gloucester Gloucestershire	BY REGISTERED/RECORDED DELIVERY POST
GL4 3RS

1.	We refer to the Asset Option Agreement (the “Option Agreement”) dated _ September 2004 between Eggborough Power Limited, British Energy Power and Energy Trading Limited and Barclays Bank PLC.

2.	Terms defined in the Option Agreement shall have the same meanings in this Disposal Notice unless the context otherwise requires.

3.	We, Barclays Bank PLC Registration No. 01026167, as Buyer offer to make to you the Disposal referred to in the contract (being a Disposal Agreement (as defined in the Option Agreement)) which accompanies this notice in duplicate, one copy of which has been signed by us.

4.	If you wish to accept the offer constituted by this notice, a Seller’s group company must do so by signing and dating the copy of the contract which has been signed by us and then returning such copy to us within the Acceptance Period referred to in the Option Agreement.

Dated [•]

Director/Company Secretary for and

on behalf of Barclays Bank PLC

acting as agent and security

trustee for the Finance Parties

****	indicates material omitted and filed separately with the Commission.

Schedule 8

CONFIDENTIALITY UNDERTAKING

STRICTLY PRIVATE AND CONFIDENTIAL

To:	[•]

Date: [•]

Dear Sirs,

Eggborough Power Limited (registered number 03782700) (“EPL”)

We understand that you wish to access the coal fired power station located at Eggborough (the “Plant”) owned by us for the purposes of performing due diligence on the Plant including (but not limited to) engineering due diligence for the purposes of considering a potential direct or indirect investment (that may include the purchase of an option to buy all or part of EPL or the Plant), operational involvement, other participation or commercial involvement in the Plant (the “Permitted Purpose”).

Unless otherwise defined, terms in this letter have the same meaning as given in the Credit Agreement.

“Act” means the Companies Act 1985.

“Credit Agreement” means the credit agreement originally dated 13 July 2000 as amended and restated on 8 September 2000, 24 October 2000, 12 December 2000, 5 February 2001 and on or about the Restructuring Date between, inter alios, EPL and Barclays Bank PLC as agent and security trustee.

“Information” means information of whatever nature relating to the Group supplied to you or your advisers by or on behalf of EPL or any other member of the Group in writing, orally or otherwise and includes any information obtained by you, in writing or orally, through discussions with the management, employees and advisers of EPL or any other member of the Group, together with any reports, analyses, compilations, studies or other documents prepared by you or on your behalf which contain or otherwise reflect such information, but “Information” shall not include such information which is in or which comes into the public domain other than as a result of:

(a)	a breach of the obligations imposed by this letter by you (or by any person to whom disclosure of information is made as permitted under this letter); or

(b)	a breach by you (or any other such person) of any other duty of confidentiality relating to that information.

1.	In consideration of EPL agreeing to supply you Information, you acknowledge that the Information is confidential and is received by you under a duty of confidentiality to EPL and for the exclusive purpose of the Permitted Purpose, and you undertake with EPL as follows:

1.1	You will keep confidential and not disclose to any person, other than as permitted under Sub-paragraph 1.4, your interest in, and your discussions and negotiations with, the Banks, EPL and any other member of the Group in connection with the Permitted Purpose;

****	indicates material omitted and filed separately with the Commission.

1.2	You will keep all Information confidential and in a secure place and not disclose any Information to any person, other than as permitted under Sub-paragraph 1.4;

1.3	You will use Information solely for the Permitted Purpose and not for any other purpose;

1.4	You will not, without the prior written consent of EPL, disclose any Information to any person other than those of your senior executives, the senior executives of your associated undertakings, employees and those members of your professional advisers who, in each case, need to know the Information for the purpose of evaluating or advising (as appropriate) in relation to the Permitted Purpose or (subject to Sub-paragraph 1.6) as required by law or other regulation applicable to you save that, where you have acquired all or part of EPL or the Plant, you shall be entitled to disclose such information as would no longer be proprietary to the Group;

1.5	You will procure that each person to whom disclosure of Information is made as permitted under Sub-paragraph 1.4 is made aware (in advance of disclosure) of the terms of this letter and you will procure that each such person provides a confidentiality undertaking to you on substantially the same terms as this undertaking and also includes an express acknowledgement and confirmation that such person extends the terms of such undertaking for the benefit of each member of the Group; and

1.6	You will promptly notify EPL in writing if any Information is required to be disclosed by law or other regulation or any stock exchange whether in the United Kingdom or elsewhere and cooperate with EPL or its ultimate parent regarding the timing and content of such disclosure or any action which EPL or its ultimate parent may reasonably elect to take to challenge the validity of such requirement.

2.	You further acknowledge and confirm to EPL that:

2.1	Your obligations under this letter shall extend to protect each and every member of the Group; and

2.2	Your obligations under this letter shall be continuing for a period of two years from the date of this letter, in particular they shall survive the termination of any discussions or negotiations between you, EPL, and each other member of the Group and the Banks regarding the Plant.

3.	EPL and any other member of the Group are permitted to enforce the terms of this letter against you under the Contracts (Rights of Third Parties) Act 1999.

****	indicates material omitted and filed separately with the Commission.

4.	Please note that, by providing to you Information, EPL and each other member of the Group makes no representation or warranty to you or any other recipient of the Information as to the accuracy or completeness of the Information or to the accuracy or completeness of the copies of the Information.

Please indicate your acceptance of the above by signing and returning the enclosed copy of this letter under confidential cover as soon as possible.

Yours faithfully,

Station Director
for and on behalf of
Eggborough Power Limited

Accepted and agreed:

for and on behalf of [•]

****	indicates material omitted and filed separately with the Commission.

Executed by the parties:

Signed by	)
a duly authorised representative of/	)
for and on behalf of	)	ROBERT ARMOUR
EGGBOROUGH POWER LIMITED	)

Signed by	)
a duly authorised representative of/	)
for and on behalf of	)	SIMON DEAVES
BARCLAYS BANK PLC	)

Signed by	)
a duly authorised representative of/	)
for and on behalf of	)
BRITISH ENERGY POWER AND	)	ROBERT ARMOUR
ENERGY TRADING LIMITED	)

****	indicates material omitted and filed separately with the Commission.